As filed with the Securities and Exchange Commission on December 3, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Verenium Corporation

(Exact name of registrant as specified in its charter)

Delaware	22-3297375
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

55 Cambridge Parkway Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

Verenium Corporation 2010 Equity Incentive Plan

(Full title of the plan)

Alexander A. Fitzpatrick, Esq.

Senior Vice President and General Counsel

Verenium Corporation

55 Cambridge Parkway

Cambridge, MA 02142

(617) 674-5300

(Name, address and telephone number, including area code, of agent for service)

With copies to:

M. Wainwright Fishburn, Esq.

Marc A. Recht, Esq.

Cooley LLP

500 Boylston Street

Boston, MA 02116

(617) 937-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.001 par value per share, including related rights to purchase Series A junior participating preferred stock	2,000,000 shares	$3.29	$6,580,000	$469.15

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the registrant’s common stock as reported on the NASDAQ Global Market on December 1, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission are incorporated by reference into this registration statement:

(a) the registrant’s latest annual report on Form 10-K filed pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed;

(b) all other reports filed pursuant to sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

(c) the description of the registrant’s common stock, which is contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Cooley LLP has opined as to the legality of the shares of common stock being offered by this registration statement on Form S-8.

Item 6.	Indemnification of Directors and Officers.

The registrant is incorporated under the laws of the State of Delaware. Under Section 145 of the Delaware General Corporation Law (the “DGCL”), the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Section 145 of the DGCL generally provides that a Delaware corporation has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The registrant’s bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by Section 145.

Section 102(b)(7) of the DGCL permits a Delaware corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends or redemptions of shares, or (iv) for any breach of a director’s duty of loyalty to the corporation or its stockholders. The registrant has included such a provision. Expenses incurred by any one of the registrant’s directors or officers in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the registrant.

The registrant’s bylaws provide for the elimination of the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted under Delaware law. The registrant’s bylaws require it to indemnify its directors and executive officers to the fullest extent permitted by Delaware or other applicable law and provide the registrant with the power, in its discretion, to indemnify its other officers, employees and other agents as set forth in the DGCL or other applicable law.

As permitted by Delaware law, the registrant has entered into indemnity agreements with each of its directors and executive officers that require it to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The registrant maintains directors’ and officers’ liability insurance for the benefit of its directors and certain of its officers.

Pursuant to an Agreement and Plan of Merger and Reorganization dated as of February 12, 2007 (the “Merger Agreement”) by and among the registrant, Concord Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the registrant (“Merger Sub”), Celunol Corp., a Delaware corporation (“Celunol”), and William Lese, as representative of Celunol’s stockholders, the registrant agreed that, for a period of six years following the effective time of the merger of Merger Sub with and into Celunol, with Celunol being the surviving corporation and a wholly-owned subsidiary of the registrant (the “Merger”), the registrant would not change the provisions of Celunol’s certificate of incorporation or bylaws as in effect on the date of the Merger Agreement related to indemnification of persons entitled to indemnification pursuant to such provisions, including Celunol’s directors and executive officers, in any manner that adversely affects the rights of such individuals to indemnification under those provisions. The registrant also agreed to perform all of its obligations under the Celunol certificate of incorporation and bylaws as in effect on the date of the Merger Agreement to the fullest extent permissible by law, which would include the DGCL, to provide Celunol’s directors and executive officers with indemnification for acts and omissions occurring prior to the closing of the Merger to the fullest extent provided under the Celunol certificate of incorporation and bylaws as in effect on the date of the Merger Agreement. The registrant has provided extended coverage under Celunol’s directors’ and officers’ liability insurance policy covering the persons who were directors and officers of Celunol as of the date of the Merger Agreement by obtaining a six-year “tail” policy, which covers the registrant as the successor to Celunol and does not contain any exclusions for securities laws or corporate transactions such as the Merger.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation – filed as an exhibit to the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (File No. 000-29173), filed with the Securities and Exchange Commission on May 12, 2000, and incorporated herein by reference.

3.2	Certificate of Amendment of Restated Certificate of Incorporation – filed as an exhibit to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 16, 2007, and incorporated herein by reference.

3.3	Certificate of Amendment of Restated Certificate of Incorporation – filed as an exhibit to the registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 26, 2007, and incorporated herein by reference.

3.4	Certificate of Amendment of Restated Certificate of Incorporation – filed as an exhibit to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 16, 2009, and incorporated herein by reference.

3.5	Certificate of Amendment of Restated Certificate of Incorporation – filed as an exhibit to the registrant’s Current Report on Form 8-K, filed with Securities and Exchange Commission on September 9, 2009, and incorporated herein by reference.

3.6	Amended and Restated Bylaws – filed as an exhibit to the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (File No. 000-29173), filed with the Securities and Exchange Commission on May 12, 2000, and incorporated herein by reference.

3.7	Amendment to Bylaws of Verenium Corporation – filed as an exhibit to the registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 27, 2007, and incorporated herein by reference.

4.1	Form of Common Stock Certificate of the registrant – filed as an exhibit to the registrant’s Registration Statement on Form S-1 (No. 333-92853), filed with the Securities and Exchange Commission, as amended, and incorporated herein by reference.

4.2	Rights Agreement by and between the registrant and American Stock Transfer and Trust Company, as Rights Agent, dated as of December 13, 2000 (including the Form of Certificate of Designation of Series A Junior Participating Preferred Stock attached thereto as Exhibit A, the Form of Right Certificate attached thereto as Exhibit B, and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibit C) – filed as an exhibit to the registrant’s Current Report on Form 8-K (File No. 000-29173), filed with the Securities and Exchange Commission on December 15, 2000, and incorporated herein by reference.

4.3	Amendment to Rights Agreement by and between the registrant and American Stock Transfer and Trust Company, as Rights Agent, dated as of December 2, 2002 – filed as an exhibit to the registrant’s Current Report on Form 8-K (File No. 000-29173), filed with the Securities and Exchange Commission on December 4, 2002, and incorporated herein by reference.

4.4	Certificate of Designation of Series A Junior Participating Preferred Stock – filed as an exhibit to the registrant’s Current Report on Form 8-K (File No. 000-29173), filed with the Securities and Exchange Commission on December 15, 2000, and incorporated herein by reference.

4.5	Second Amendment to Rights Agreement by and between the registrant and American Stock Transfer and Trust Company, as Rights Agent, dated as of February 12, 2007 – filed as an exhibit to the registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 12, 2007, and incorporated herein by reference.

Exhibit Number	Description of Exhibit

5.1	Opinion of Cooley LLP – filed herewith.

10.1	Verenium Corporation 2010 Equity Incentive Plan – filed as an exhibit to the registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 18, 2010, and incorporated herein by reference.

23.1	Consent of Independent Registered Public Accounting Firm – filed herewith.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9.	Undertakings

1.	The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, as of December 3, 2010.

VERENIUM CORPORATION

By:	/s/ CARLOS A. RIVA
Carlos A. Riva
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carlos A. Riva, James E. Levine, and Jeffrey G. Black, and each or any one of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her, and in his or her name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated, as of December 3, 2010.

Signature	Title

/s/ CARLOS A. RIVA Carlos A. Riva	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ JAMES E. LEVINE James E. Levine	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ JEFFREY G. BLACK Jeffrey G. Black	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/S/ JAMES H. CAVANAUGH James H. Cavanaugh, Ph.D.	Director

/S/ JOHN F. DEE John F. Dee	Director

/S/ PETER JOHNSON Peter Johnson	Director

/S/ FERNAND KAUFMANN Fernand Kaufmann, Ph.D.	Director

/S/ SIMON RICH Simon Rich	Director

/S/ JOSHUA RUCH Joshua Ruch	Director

/S/ CHERYL A. WENZINGER Cheryl A. Wenzinger	Director

/S/ MICHAEL ZAK Michael Zak	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation – filed as an exhibit to the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (File No. 000-29173), filed with the Securities and Exchange Commission on May 12, 2000, and incorporated herein by reference.

3.2	Certificate of Amendment of Restated Certificate of Incorporation – filed as an exhibit to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 16, 2007, and incorporated herein by reference.

3.3	Certificate of Amendment of Restated Certificate of Incorporation – filed as an exhibit to the registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 26, 2007, and incorporated herein by reference.

3.4	Certificate of Amendment of Restated Certificate of Incorporation – filed as an exhibit to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 16, 2009, and incorporated herein by reference.

3.5	Certificate of Amendment of Restated Certificate of Incorporation – filed as an exhibit to the registrant’s Current Report on Form 8-K, filed with Securities and Exchange Commission on September 9, 2009, and incorporated herein by reference.

3.6	Amended and Restated Bylaws – filed as an exhibit to the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (File No. 000-29173), filed with the Securities and Exchange Commission on May 12, 2000, and incorporated herein by reference.

3.7	Amendment to Bylaws of Verenium Corporation – filed as an exhibit to the registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 27, 2007, and incorporated herein by reference.

4.1	Form of Common Stock Certificate of the registrant – filed as an exhibit to the registrant’s Registration Statement on Form S-1 (No. 333-92853), filed with the Securities and Exchange Commission, as amended, and incorporated herein by reference.

4.2	Rights Agreement by and between the registrant and American Stock Transfer and Trust Company, as Rights Agent, dated as of December 13, 2000 (including the Form of Certificate of Designation of Series A Junior Participating Preferred Stock attached thereto as Exhibit A, the Form of Right Certificate attached thereto as Exhibit B, and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibit C) – filed as an exhibit to the registrant’s Current Report on Form 8-K (File No. 000-29173), filed with the Securities and Exchange Commission on December 15, 2000, and incorporated herein by reference.

4.3	Amendment to Rights Agreement by and between the registrant and American Stock Transfer and Trust Company, as Rights Agent, dated as of December 2, 2002 – filed as an exhibit to the registrant’s Current Report on Form 8-K (File No. 000-29173), filed with the Securities and Exchange Commission on December 4, 2002, and incorporated herein by reference.

4.4	Certificate of Designation of Series A Junior Participating Preferred Stock – filed as an exhibit to the registrant’s Current Report on Form 8-K (File No. 000-29173), filed with the Securities and Exchange Commission on December 15, 2000, and incorporated herein by reference.

4.5	Second Amendment to Rights Agreement by and between the registrant and American Stock Transfer and Trust Company, as Rights Agent, dated as of February 12, 2007 – filed as an exhibit to the registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 12, 2007, and incorporated herein by reference.

Exhibit Number	Description of Exhibit

5.1	Opinion of Cooley LLP – filed herewith.

10.1	Verenium Corporation 2010 Equity Incentive Plan – filed as an exhibit to the registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 18, 2010, and incorporated herein by reference.

23.1	Consent of Independent Registered Public Accounting Firm – filed herewith.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).